SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 9, 2022, between (i) Itaúsa S.A. (“Seller”), and (ii) XP Inc. (“Company”). The Seller and the Company shall each individually be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of 50,970,985 Class A Common Shares, par value $0.001 per share (the “Company Shares”), of the Company and is party of the Shareholders Agreement of the Company, entered into on November 29, 2019, as amended (the “Shareholders Agreement”); and

WHEREAS, Seller wishes to sell to the Company, and the Company wishes to purchase from Seller, 5,500,000 Company Shares (the “Purchased Shares”), upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Seller hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.       Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliates” means, with respect to any entity, any other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such entity. For purposes of this definition, “control” (including “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“CAM-CCBC” has the meaning specified in Section 7.11.

“Closing” has the meaning specified in Section 2.02.

“Company” has the meaning specified in the recitals to this Agreement.

“Company Shares” has the meaning specified in the recitals to this Agreement.

“Contracting Parties” has the meaning specified in Section 7.14.

“Disputes” has the meaning specified in Section 7.11.

“Encumbrance” means any lien, pledge, mortgage, easement, security interest, option or similar limitation, whether arising by agreement or operation of Law.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Fraud” means an intentional misrepresentation with respect to a representation or warranty by Seller contained in Article III or by the Company in Article IV that: (a) was inaccurate; (b)(i) in the case of the Company, made by Seller with the intent to deceive the Company, and to induce the Company to enter into this Agreement or consummate the transactions contemplated hereby, and (ii) in the case of Seller, made by the Company with the intent to deceive Seller, and to induce Seller to enter into this Agreement or consummate the transactions contemplated hereby; (c) Seller or the Company, as applicable, actually relied to its detriment in entering into this Agreement and as a result of which it suffered damage; and (d) in the case of the Company, made by Seller, and in the case of Seller, made by the Company, as applicable, with actual knowledge (as opposed to imputed or constructive knowledge) of the inaccuracy of such intentional misrepresentation.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory (including stock exchanges and antitrust regulatory bodies), self-regulatory or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof, or any judicial or quasi-judicial tribunal of competent jurisdiction thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Knowledge” means (a) an individual will be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter or an individual similarly situated would reasonably be expected to be aware of that fact or matter; and (b) a Person (other than an individual) will be deemed to have knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, manager, executor, or trustee of that Person (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter (as set forth in clause (a) of this definition).

“Law” means, with respect to any Person, any federal, state or local law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

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“Non-Party Affiliates” has the meaning specified in Section 7.14.

“Party” has the meaning specified in the preamble.

“Permitted Recipient” has the meaning specified in Section 5.01.

“Person” means an individual, a partnership (general, limited or limited liability), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof.

“Purchased Shares” has the meaning specified in the recitals to this Agreement.

“Regulation” has the meaning specified in Section 7.11.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, partners, members, employees, advisors, agents and representatives of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning specified in the preamble.

“Shareholders Agreement” has the meaning specified in the recitals to this Agreement.

“Specified Surviving Representations” has the meaning specified in Section 6.01(a).

Article II

PURCHASE AND SALE

Section 2.01.       Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from Seller, the entire right, title and interest of Seller in and to the Purchased Shares for an aggregate purchase price equal to $105,050,000 (the “Purchase Price”).

Section 2.02.       The Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Purchased Shares contemplated by this Agreement shall take place at a closing (the “Closing”) which shall occur on a date mutually agreed by Seller and the Company in good faith, provided that such Closing shall occur no later than November 18, 2022.

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Section 2.03.       Closing Deliveries by the Company. At the Closing, the Company shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to the bank account designated by Seller on Exhibit A.

Section 2.04.       Closing Deliveries by Seller. At the Closing, Seller shall deliver to American Stock Transfer & Trust Company, LLC (the “Transfer Agent”) a duly executed Stock Power, a form of which is attached hereto as Exhibit B (the “Stock Power”) and any certifications, instructions or other documentation requested by the Transfer Agent.

Article III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to the Company to enter into this Agreement, Seller hereby represents and warrants to the Company as follows:

Section 3.01.       Organization and Authority of Seller. Seller is a sociedade anônima duly organized and validly existing under the laws of the Federative Republic of Brazil. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability is limited by: (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally; or (b) general principles of equity, whether considered in a proceeding in equity or at Law.

Section 3.02.       No Conflict. The execution, delivery and performance of this Agreement by Seller do not and will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of Seller; (b) conflict with or violate any Law or Governmental Order applicable to Seller; or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Seller pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material and adverse effect on the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

Section 3.03.       Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority.

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Section 3.04.       Ownership. Seller has good and marketable title to such Purchased Shares, free and clear of any Encumbrance of any kind.

Section 3.05.       Litigation. There is no Action before or by any Governmental Authority, pending, or to Seller’s Knowledge, threatened in writing against Seller or any of Seller’s Affiliates, which, if adversely determined, would adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.06.       Brokers. No broker, finder or investment bank is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.07.       No Other Representations and Warranties. Except as expressly set forth in this Article III, none of Seller or any of its Representatives makes any representation or warranty to the Company or any other Person, express or implied, at law or in equity, with respect to Seller, the Purchased Shares or the Company.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Seller to enter into this Agreement, the Company hereby represents and warrants to Seller as follows:

Section 4.01.       Organization and Authority of the Company. The Company is a company duly organized, validly existing and in good standing under the laws of the Cayman Islands. The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability is limited by: (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally; or (b) general principles of equity, whether considered in a proceeding in equity or at Law.

Section 4.02.       No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not: (a) violate, conflict with or result in the breach of any provision of the Governing Documents of the Company; (b) violate, conflict with or result in the breach of any provisions of the share repurchase program of the Company announced to the market by the Company on May 11, 2022, as amended; (c) conflict with or violate any Law or Governmental Order applicable to the Company; or (d) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (c) and (d) above would have a material and adverse effect on the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

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Section 4.03.       Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

Section 4.04.       Litigation. There is no Action before or by any Governmental Authority, pending or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company’s Affiliates, which, if adversely determined, would adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

Section 4.05.       Non-U.S. Person. The Company is purchasing the Purchased Shares for its own account and pursuant to Rule 902(k)(2)(i) under Regulation S (“Regulation S”) under the Securities Act the Company is not a “U.S. person.”

Section 4.06.       Offshore Transaction. The Company confirms that has offered to purchase the Purchased Shares in an “offshore transaction” under and in compliance with Regulation S. As used herein “offshore transaction” has the meaning set forth in Regulation S.

Section 4.07.       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Article V

COVENANTS

Section 5.01.       Confidentiality. Without the prior written consent of the other Party, no Party shall, and shall cause its respective Representatives not to, disclose the terms of this Agreement (including the Purchase Price) or the transactions contemplated hereby, or the names of the Parties, to any Person, provided that, notwithstanding the foregoing, (a) a receiving Party may disclose such information (i) to its Representatives (each, a “Permitted Recipient”) in connection with the transactions contemplated by this Agreement, so long as the disclosing Person informs any such Permitted Recipient of the confidential nature of such information and such disclosing Person is fully responsible for and indemnifies the other Party for any breach or other failure by any Permitted Recipient of such disclosing Person to keep such information private and to hold, to the same extent as the receiving Party is required to do so pursuant to this Section 5.01, such information as confidential and (ii) as may be required by applicable Law, and (b) Seller and its Representatives may disclose the Purchase Price and number of Company Shares sold pursuant to this Agreement. The obligations of each Party under this Section 5.01 shall survive the Closing.

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Section 5.02.       Further Action. Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

Article VI

SURVIVAL

Section 6.01.       Survival.

(a)             The representations and warranties set forth in Article III and Article IV shall terminate effective as of the Closing and shall not survive the Closing for any purpose (except that the representations and warranties specifically contained in Section 3.01, Section 3.02(a), Section 3.04, Section 3.06, Section 4.01, Section 4.02(a), Section 4.05, and Section 4.06 (such representations, the “Specified Surviving Representations”) shall survive until the first anniversary of the date of this Agreement, and thereafter there shall be no liability on the part of, nor shall any claim be made by, either Party or its Affiliates with respect to the representations and warranties set forth in Article III and Article IV (other than the Specified Surviving Representations). Notwithstanding the foregoing, this Section 6.01(a) shall not limit claims that Seller or the Company may have for Fraud.

(b)             The covenants and agreements that contemplate actions (or inaction) to be taken (or not taken) at or after the Closing (each, a “Post-Closing Covenant”) shall survive in accordance with their terms.

(c)             Notwithstanding anything to the contrary herein, except for the Specified Surviving Representations and the Post-Closing Covenants, no Person (or any officer, agent, employee, direct or indirect holder of any equity interest or securities or Affiliates of any Party) shall have any liability hereunder after the Closing (and this sentence is intended to benefit each such Person, whether or not parties to this Agreement).

Article VII

GENERAL PROVISIONS

Section 7.01.       Interpretation. When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular, as well as the plural forms of such terms, and to the masculine, as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless otherwise specifically indicated, all references to “dollars” or “US$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

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Section 7.02.       Waiver. A Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered or made available by the other Party pursuant hereto; or (c) except to the extent prohibited by Law, waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of a Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 7.03.       Expenses. Except as otherwise specifically provided for herein, each Party shall pay its own costs and expenses incurred, including fees and disbursements of counsel, financial advisors and accountants, in connection with preparing, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement.

Section 7.04.       Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed duly given or made when delivered personally by hand or by an internationally recognized overnight courier service or other delivery method (including certified mail) or when sent by electronic mail transmission (provided that, in the case of electronic mail transmission, either receipt of such electronic mail is acknowledged by the applicable recipient or a confirmatory hardcopy is sent without undue delay by an internationally recognized overnight courier service), in each case, to the respective Parties at the following physical or electronic mail addresses (or to such other physical or electronic mail address as a Party may have specified in a notice given in accordance with this Section 7.04):

(a)             if to the Company:

Av. Chedid Jafet, No 75, Torre Sul, 30 floor

São Paulo, SP, Brazil, Zip Code 04551-060

Attention: Fabrício Cunha de Almeida / Bruno Constantino

Email: fabricio.almeida@xpi.com.br/
bruno.constantino@xpi.com.br

(b)             if to Seller:

Avenida Paulista, No. 1938

São Paulo, SP, Brazil, Zip Code: 01310-200

Attention: Priscila Grecco Toledo and Maria Fernanda Ribas Caramuru

Email: priscila.grecco@itausa.com.br /
Fernanda.caramuru@itausa.com.br

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Section 7.05.       Severability. If any term or provision set forth in this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner that is materially adverse to any of the Parties. Upon such determination that any term or provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated by the Parties to the greatest extent possible.

Section 7.06.       Entire Agreement. This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

Section 7.07.       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of Law or otherwise, in whole or in part, directly or indirectly, by either Party without the prior written consent of Seller and the Company (which consent may be granted or withheld in the sole discretion of Seller or the Company), and any purported assignment or delegation in contravention of this Section 7.07 shall be null and void and of no force and effect.

Section 7.08.       No Third-Party Beneficiaries. Except as set forth in Section 6.01(c), and Section 7.14, this Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon any other Person any legal or equitable rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.09.       Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and Seller or (b) by a waiver in accordance with Section 7.02.

Section 7.10.       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF BRAZIL.

Section 7.11.       Arbitration. Any and all disputes arising out of or related to this Agreement, including as for the existence, validity, enforceability, interpretation, enforcement, expiration and/or termination hereof (“Disputes”), involving any of the Parties, including their Representatives and successors at any title whatsoever, shall be settled by arbitration, managed by the Brazil-Canada Chamber of Commerce Arbitration and Mediation Center (“CAM-CCBC”), under the terms of its arbitration regulation in effect as of the date of filing of the arbitration process (“Regulation”), except for the amendments provided for herein and of law No. 9,307/96.

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7.11.1.       The arbitration panel shall be made up of three (3) arbitrators, of which one (1) shall be appointed by the claimant party and one (1) shall be appointed by the defendant party, under the terms of the Regulation. Should there be more than one claimant and/or more than one defendant, the claimants and/or defendants shall jointly appoint their respective arbitrator. The third arbitrator, who shall act as President of the arbitration panel, shall be jointly selected by the two (2) arbitrators appointed by the arbitration parties. In case the arbitration parties shall fail to appoint their respective arbitrators, or in case the arbitrators appointed by the arbitration parties shall fail to appoint the third arbitrator under the terms of the Regulation, the missing appointments shall be made by the President of the CAM-CCBC, in compliance with the Regulation. Any and all disputes relating to the appointment of the arbitrators by the arbitration parties, as well as to the selection of the third arbitrator, shall be settled by the CAM-CCBC. The Parties, by mutual agreement, waive the application of the provision in the Regulation limiting the selection of the president of the arbitration panel to the list of CAM-CCBC arbitrators.

7.11.2.       The seat of the arbitration will be the city of São Paulo, State of São Paulo, Brazil, at which location the arbitration judgment will be rendered. The arbitration language shall be Portuguese.

7.11.3.       Law No. 9,307/96 shall be the governing law for the arbitration. The arbitration panel shall render a judgment on the merit of the Dispute in accordance with the applicable Brazilian laws, with equity judgment being prevented.

7.11.4.       The arbitration panel may grant such urgent, provisional or final reliefs as it may understand to be appropriate, including those intended for the specific performance of the obligations provided for in this Agreement. Any order, decision, determination or judgment rendered by the arbitration panel shall be final and binding on the Parties, their Representatives and/or successors, which expressly waive any kind of appeal whatsoever. The arbitration judgment may be enforced before any judicial authority with jurisdiction over the Parties and/or their assets.

7.11.5.       The Parties elect the central court of the judicial district of São Paulo, State of São Paulo, Brazil, at the exclusion of any other, however privileged it may be, for the exclusive purposes of obtaining urgent relief for protection or defense of rights prior to the installation of the arbitration panel (“Judiciary Branch”), without this being deemed as a waiver of arbitration. Any relief granted by the Judiciary Branch shall be promptly notified by the party having requested the same to the CAM-CCBC. The arbitration panel, once installed, may revise, uphold or overturn the reliefs granted by the Judiciary Branch.

7.11.6.       The Parties undertake not to disclose (and not to allow the disclosure of) any Confidential Information, except as provided in Section 5.01. Any and all disputes relating to the confidentiality obligation shall be settled by the arbitration panel under a final and binding decision.

7.11.7.       Prior to the execution of the arbitration instrument, the CAM-CCBC shall have competence to decide, at the Parties’ request, on the consolidation of arbitration procedures arising out of this Agreement or of any other related instrument, under the terms of the Regulation. After the execution of the arbitration instrument, such competence as for the consolidation of arbitration procedures shall be incumbent upon the first arbitration panel being installed, and its decision shall be binding on all the Parties.

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In any case, the consolidation shall not occur unless (a) the arbitration clauses are compatible among themselves; (b) the arbitration procedures to be consolidated (b.1) shall have the same purpose or the same cause of action; or (b.2) there shall be identity of parties and cause of action between the procedures and the purpose of one of them, because it is more comprehensive, covers the purposes of the others; (c) the consolidation under these circumstances shall not result in unjustified delays for the settlement of the Disputes. The decision of the CAM-CCBC or of the arbitration panel, as the case may be, to consolidate the procedures shall be final and binding, it being certain that the Parties expressly waive any right to appeal from such decision. The Parties agree that, after a decision has been made to consolidate the arbitration procedures, in case that will be necessary, they shall promptly dismiss any arbitration procedure that has been previously filed whose purpose has been consolidated into another arbitration procedure under the terms hereof.

7.11.8.       The arbitration procedure expenses, including, without limitation, the administrative costs of the CAM-CCBC, and the arbitrators’ and experts’ fees, as applicable, shall be borne by each party as provided for in the Regulation or pursuant to a specific determination issued by the arbitration panel. Upon rendering the arbitration judgment, the arbitration panel shall award the reimbursement of such costs to the winning party(ies), as well as the burden of loss.

Section 7.12.       Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 7.13.       Counterparts. This Agreement may be executed in counterparts (including by means of facsimile or portable document format (.pdf) signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine, electronic mail or other electronic transmission, shall be treated in all respects as an original contract and shall have the same binding legal effects as if it were the original signed version thereof delivered in person.

Section 7.14.       No Recourse.  All claims, obligations, liabilities, or causes of action (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Parties that are expressly identified in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future equity holder, incorporator, controlling person, general or limited partner, member, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future equity holder, incorporator, controlling person, general or limited partner, Affiliate, director, officer, employee, agent, consultant, representative, or assignee of, and any lender to, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”),

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shall have any liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, including any alleged non-disclosure or misrepresentations made by any such Person or as a result of the use or reliance on any information, documents or materials made available by such Person, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach against any such Non-Party Affiliates. The Parties agree that the Non-Party Affiliates are express third party beneficiaries of this Section 7.14.

SECTION 7.15. Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first written above.

Itaúsa S.A.

By:
Name: Priscila Grecco Toledo
Title: Attorney-in-Fact

By:
Name: Maria Fernanda Ribas Caramuru
Title: Attorney-in-Fact

[Signature Page to Share Purchase Agreement]

XP Inc.

By:
Name:
Title:

By:
Name:
Title:

Witnesses:

1. _______________________	2. __________________________

Name:	Name:

ID (RG):	ID (RG):

[Signature Page to Share Purchase Agreement]

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EXHIBIT A

Seller Bank Account and Wire Instructions

Currency

USD

Intermediary Bank

Standard Chartered Bank, New York, USA

SWIFT code SCBLUS33

ABA 026002561

Beneficiary Bank

Bank Itaú Unibanco S.A.

SWIFT code: ITAUBRSPNHO

Final Beneficiary

Name: ITAUSA S.A.

Branch Number: 2040

Account Number: 000230

Tax ID 61532644000115

IBAN BR52 6070 1190 0204 0000 0000 230C 1

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EXHIBIT B

Form of Stock Power

FOR VALUE RECEIVED, ITAÚSA S.A. HEREBY ASSIGNS AND TRANSFERS UNTO XP INC., 5,500,000 CLASS A COMMON SHARES OF XP INC. STANDING IN ITS NAME ON THE BOOKS OF SAID CORPORATION REPRESENTED BY CERTIFICATE/BOOK NO. _____________________ HEREWITH, AND DOES HEREBY IRREVOCABLY CONSTITUTE AND APPOINT AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC ATTORNEY TO TRANSFER THE SAID STOCK ON THE BOOKS OF SAID CORPORATION WITH FULL POWER OF SUBSTITUTION IN THE PREMISES.

DATED: [●], 2022

TRANSFEROR ITAÚSA S.A. (Name of Entity)
By: (Signature)	By: (Signature)
(Print Name of Person Signing)	(Print Name of Person Signing)
(Print Title of Person Signing)	(Print Title of Person Signing)